Exhibit 10.43

Non-Executive Director Compensation Policy
of
Myovant Sciences Ltd. (this “Policy”)
(effective April 1, 2021)
Non-Executive Directors1 of Myovant Sciences, Ltd. (the “Company”) are compensated for service on the Board of Directors of the Company (the “Board”) through a combination of cash retainer and equity grants. In addition, the Company reimburses Non-Executive Directors for reasonable expenses incurred in serving as a Non-Executive Director. The Compensation Committee may, in its discretion, determine that a Non-Executive Director shall not receive compensation pursuant to this Policy.
Cash Compensation
As of April 1, 2021, annual retainers are paid in the following amounts to Non-Executive Directors:

Annual Retainer	$50,000
Additional Annual Retainer for Non-Executive Chairman	$35,000
Additional Annual Retainer for Lead Independent Director	$25,000
Additional Annual Retainer for Committee Chairs:
Audit Committee	$20,000
Compensation Committee	$15,000
Nominating and Corporate Governance Committee	$10,000
Additional Annual Retainer for Committee Members:
Audit Committee	$10,000
Compensation Committee	$7,500
Nominating and Corporate Governance Committee	$5,000
All annual retainers will be paid in cash quarterly in arrears promptly following the end of the applicable fiscal quarter.
Equity Compensation
Upon initial election to the Board, each Non-Executive Director shall receive an initial option grant to purchase common shares of the Company with an aggregate value of $500,000, on the date on which the Non-Executive Director’s service as a director begins. Such option is valued based on the Black-Scholes option value of the volume weighted average closing sales price of common shares of the Company for all of the trading days during the 30 calendar day period ending on (and including) the last trading day immediately preceding the date on which the Non-Executive Director’s service as a director begins (or such other methodology the Compensation Committee may determine prior to the grant of an award becoming effective). The initial option grant will be automatically granted, without further action, on the date on which the Non-Executive Director’s service as a director begins and will vest as to 1/3 of the shares on the first anniversary of the grant date, with the balance of the shares vesting in eight equal quarterly installments thereafter, subject to the applicable Non-Executive Director’s continued service through the vesting date.
Each Non-Executive Director who is elected or appointed as a director at least three calendar months prior to an Annual General Meeting of Shareholders (the “Annual Meeting”) and whose service as a director will continue after such Annual Meeting shall receive an annual grant of an option to purchase common shares of the

Company, with an aggregate value of $266,200, on the date of the Annual Meeting. Such option is valued based on the Black-Scholes option value of the volume weighted average closing sales price of common shares of the Company for all of the trading days during the 30 calendar day period ending on (and including) the last trading day immediately preceding the applicable date of the Annual Meeting (or such other methodology the Compensation Committee may determine prior to the grant of an award becoming effective). The annual option grant will be automatically granted, without further action, on the date of the applicable Annual Meeting and will vest in full on the earlier to occur of (i) the first (1st) anniversary of the date of grant and (ii) the date immediately prior to the date of the Annual Meeting for the year following the year in which the grant is made, subject in each case to continued service through the vesting date.
Option grants: (i) have an exercise price equal to the closing price of common shares of the Company on the New York Stock Exchange on the grant date; (ii) are subject to the applicable Non-Executive Director’s continued service through the vesting date; (iii) expire on the ten-year anniversary of the grant date; and (iv) are subject to all applicable terms of the 2016 Equity Incentive Plan of the Company and applicable equity award agreements thereunder.
Effectiveness, Amendment, Modification and Termination
This Policy may be amended, modified or terminated by the Compensation Committee or the Board in the future at its sole discretion.
__________________________________

[1]	For purposes of this Policy, a “Non-Executive Director” shall mean any member of the Board of Directors who is not an executive officer of the Company.